Exhibit 21

LIST OF SUBSIDIARIES OF CORRECTIONS CORPORATION OF AMERICA

First Tier Subsidiaries:	CCA of Tennessee, LLC, a Tennessee limited liability company
CCA TRS, LLC, a Maryland limited liability company
CCA (UK) Ltd., a United Kingdom corporation

Second Tier Subsidiaries:	CCA International, LLC, a Delaware limited liability company
Technical and Business Institute of America, LLC, a Tennessee limited liability company
TransCor America, LLC, a Tennessee limited liability company
TransCor Puerto Rico, Inc., a Puerto Rico corporation
CCA Health Services, LLC, a Tennessee limited liability company
Prison Realty Management, LLC, a Tennessee limited liability company